Exhibit 99.1
For Immediate Release
ACI WORLDWIDE PROPOSES TO ACQUIRE S1 CORPORATION
FOR $9.50 PER SHARE IN CASH AND STOCK
ACI’s Proposal Provides S1 Shareholders with Substantial Premium and Immediate Cash Value, Significant Upside Potential Compared to Proposed Transaction with Fundtech
Creates Global Leader in Enterprise Payments Software,
Expands Presence in Key Emerging Markets
NEW YORK, July 26, 2011 — ACI Worldwide, Inc. (Nasdaq: ACIW), a leading international provider of payment systems, today announced that it has proposed to acquire all of the outstanding shares of S1 Corporation (Nasdaq: SONE) for per share consideration of $9.50 in a cash and stock transaction valued at approximately $540 million.
ACI’s proposal represents a 33% premium to S1’s market price on July 25, 2011, the last trading day prior to this announcement, a 32% premium to the volume weighted average price of S1 shares over the last 90 days, and a 23% premium to the 52-week high of S1 shares. Under the ACI proposal, S1 shareholders could elect to receive cash and/or stock for their S1 shares, subject to proration such that in the aggregate 40% of the consideration is paid in ACI shares and 60% is paid in cash. ACI’s proposal is structured so that the receipt of the stock portion of the consideration will be tax-free to S1 shareholders.
Upon completion of the transaction, and based on the most recent closing price of ACI’s common stock, S1 shareholders would own approximately 15% of the combined company and ACI shareholders would own approximately 85% on a fully diluted basis. ACI has secured committed financing from Wells Fargo Bank, N.A. for the cash portion of the transaction. It is anticipated that the proposed transaction could close as early as the fourth quarter.
“ACI’s proposal would provide S1 shareholders with a substantial premium and immediate cash value for their investment in S1, as well as the opportunity to participate in the significant upside potential of a combined ACI-S1,” said Philip G. Heasley, President and Chief Executive Officer of ACI. “With S1, we believe that ACI would further enhance its current position as a global leader in the enterprise payments software industry as a larger, more diversified company that is strongly positioned in a wide range of markets and supported by a broader base of revenues and earnings.”
“We believe a combination with S1 would provide ACI with enhanced scale, breadth and additional capabilities to compete more effectively and profitably in the global marketplace,” continued Mr. Heasley. “ACI and S1 have complementary products and customer bases, and together would better serve the entire spectrum of financial institutions, processors and retailers. The transaction is also expected to create significant financial benefits, including considerable cost savings and cross-selling opportunities beyond what either company could achieve on its own.”
“We are confident S1 shareholders will share our strong belief that ACI’s premium proposal is superior to and provides S1 shareholders with significantly greater value than the pending transaction with Fundtech. We expect S1’s Board to recognize the considerable financial and strategic benefits to S1 and its shareholders inherent in a combined ACI-S1, and ACI is ready and willing to complete this transaction and we are prepared to do what is necessary to make that happen,” added Mr. Heasley.
Strategic Benefits of a Combined ACI-S1
ACI believes that the complementary nature of the two companies creates a compelling opportunity to establish a full-service global leader of financial and payments software with significant scale, including as follows:
•	Highly Complementary Product and Customer Bases: Combined, ACI and S1 would provide a rich set of capabilities and a broad portfolio of products to customers across the entire electronic payments spectrum. The acquisition of S1 would support ACI’s position as the leading provider of the most unified payments solution to serve Retail Banking, Wholesale Banking, Processors and Retailers. Importantly, the acquisition would enable customers to lower their operational costs and improve time-to-market.

•	Enhanced Scale and Global Position: With S1, ACI would significantly enhance its scale through the broadening of ACI’s coverage of mid- and lower-tier financial institutions. The combination would create an approximate $100 million in revenue hosting business, serving the collective customer base with enhanced margins due to the consolidation of fixed infrastructure. In addition, ACI would be poised to leverage S1’s international positions to expand its presence in key emerging markets and bring global reach to ACI’s payments solutions for Retailers.

•	Significant Synergy Opportunities: The combined ACI and S1 would be expected to benefit from leveraging a global cost structure and reducing fixed infrastructure. The enlarged scale of ACI and S1 would allow for significant cost saving opportunities, which would result in margin expansion. ACI expects that the transaction would deliver annual cost synergies that are more than twice those contemplated in the proposed S1-Fundtech merger. Cost synergies are expected to be achieved through the combination of corporate and public company functions, reducing SG&A, streamlining product management and consolidating hosting infrastructure and facilities. In addition, the expanded customer base would create cross-selling opportunities of complementary product offerings to the expanded customer base.

•	Strong Financial Profile: ACI would continue to have a strong financial profile driven by a solid balance sheet with substantial liquidity and a recurring revenue model that generates significant free cash flows, allowing for further future investments in the business. In addition, ACI expects the transaction to be accretive to full year earnings in 2012.
ACI has delivered its proposal to S1’s Board of Directors and believes it constitutes a superior offer under the terms of the S1/Fundtech Merger Agreement. Below is the text of the letter that was sent to S1’s Board of Directors:
July 26, 2011
Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
Attn: John Spiegel, Chairman of the Board
Gentlemen:
We are pleased to submit the following proposal by which ACI Worldwide, Inc. and S1 Corporation would combine to create a leading global enterprise payments company. We propose to acquire 100% of the issued and outstanding common stock of S1 in a cash and stock transaction valued at $9.50 per share. This equates to a 33% premium to S1’s closing market price on July 25, 2011, a 32% premium to S1’s 90-day volume weighted average price and a 23% premium to S1’s 52-week high. Our proposal is being made pursuant to and in accordance with the superior offer provisions you provided for in your June 26, 2011 merger agreement with Fundtech Ltd.
Given the overlapping shareholder base of our companies, we believe that a cash and stock transaction is ideal for all stakeholders, as it provides a mix of immediate value, tax efficiency and the ability to benefit from significant synergies. Accordingly, the form of consideration in our proposal consists of 40% in ACI stock and 60% in cash. In addition, our proposal includes a cash election feature, subject to proration, designed to provide your shareholders with the optimal consideration of cash and/or stock for their individual circumstances and preferences. Upon completion of our proposed transaction and based on the most recent closing price of ACI’s common stock, S1 shareholders would own approximately 15% of the combined company on a fully diluted basis.
We believe the combination of ACI and S1 provides specific tangible benefits to the combined shareholders, including, among others:

•	Combination of complementary products and expanded customer bases, providing a rich set of capabilities and a broad portfolio of products to serve customers across the entire electronic payments spectrum;

•	The creation of an approximate $100 million in revenue hosting business serving our collective customer base with enhanced margins due to the consolidation of fixed infrastructure;

•	Expanded presence in high-growth international markets and additional capabilities with respect to ACI’s retailer payments and online banking solutions;

•	Substantial synergy opportunities by leveraging ACI’s established global cost structure, eliminating redundant operating expenses and consolidating our on-demand operations and facilities; and

•	Strong financial profile with full year earnings accretion in 2012.
We believe that our premium stock and cash proposal is both financially and strategically superior to your proposed transaction with Fundtech. Our proposal offers substantially greater current financial value to S1 shareholders in the form of a meaningful premium to the current stock price and a clearer, more expedient path to value creation over the long-term through the realization of significant synergies, with less risk and uncertainty than the Fundtech transaction. Additionally, our proposed combination creates a more diverse, long-term shareholder base for the pro forma company.
Our proposal contemplates that, following the completion of the transaction, S1 shareholders would have a meaningful ownership stake in ACI, which has:
•	Produced a shareholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	Increased 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	Driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	Increased Adjusted EBITDA margin to 21% in 2010, from 7% in 2007.
Not only have we executed our historical business plan, as evidenced by our strong second quarter earnings, we have raised our 2011 guidance and are firmly committed to achieving our five-year strategy.
Our proposal includes committed financing from Wells Fargo Bank, N.A. for the cash portion of the transaction. As such, the proposed transaction is not subject to any financing condition. In addition, we have completed a review of applicable regulatory requirements and, while we do not expect any issues to delay closing, our merger agreement contains appropriate undertakings by us to assure HSR clearance.

Our proposal is subject to the negotiation of a mutually acceptable definitive merger agreement, a draft of which we are including as part of our proposal. Consummation of the transaction is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. You will see that our draft is the same as the Fundtech merger agreement except for changes required in order to effect our transaction. We are prepared to promptly conclude our confirmatory due diligence and to give you and your representatives immediate due diligence access to us.
We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of your Fundtech merger agreement as it is more favorable to S1 shareholders from a financial point of view than the Fundtech transaction, and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal. Accordingly, we believe that you must, consistent with the Fundtech merger agreement, provide us with confidential information and participate in discussions and negotiations with us to finalize a transaction.
We stand ready and willing to promptly engage with S1 on this transaction, so that together we can effect a transaction that benefits both companies’ shareholders. That said, we are committed to making this transaction a reality.
Our Board of Directors has unanimously approved the submission of this proposal. We and our financial and legal advisors are prepared to move forward immediately with you and your advisors to finalize a mutually beneficial agreement, and make the combination of S1 and ACI a reality, for the benefit of both companies’ shareholders.
We look forward to hearing from you.
Sincerely,
Philip G. Heasley
ACI’s proposal is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The proposed transaction is not subject to any financing condition.
Wells Fargo Securities is serving as financial advisor to ACI and Jones Day is serving as its legal advisor.
ACI officials will be discussing the proposed transaction with analysts and investors on a conference call at 8:30 a.m. ET today. The conference call can be accessed by dialing (866) 914-7436 (U.S. dial-in) or (817) 385-9117 (international dial-in) and ask to be connected to the ACI conference call beginning at 8:15 a.m. ET. Accompanying slides will be available on ACI’s website. The Company will webcast the call to all interested parties through its website: www.aciworldwide.com. Please see the website for details on how to access the webcast.

About ACI Worldwide
ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “would” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the following: (1) that a transaction with S1 may not be completed on a timely basis or on favorable terms, (2) negative effects on our business or S1’s business resulting from the pendency of the merger, (3) that we may not achieve the synergies and other expected benefits within the expected time or in the amounts we anticipate, (4) that we may not be able to promptly and effectively integrate the merged businesses after closing and (5) that the committed financing may not be available. Other factors that could materially affect our business and actual results of operations are discussed in our most recent 10-Ks as well as other filings with the SEC available at the Securities and Exchange Commission (“SEC”) website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.
Available Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. After any merger agreement is finalized with S1 or an exchange offer is commenced, ACI will file with the SEC a registration statement on Form S-4 containing a prospectus and other documents with respect to the proposed acquisition of S1 and would then mail a prospectus to S1 shareholders. INVESTORS AND SECURITY HOLDERS OF S1 AND ACI ARE URGED TO READ THE APPLICABLE PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY IN

THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Investors and security holders will be able to obtain free copies of the registration statements and prospectuses (when available) and other documents filed with the SEC by ACI through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ACI will be available free of charge on ACI’s internet website at www.aciworldwide.com or by contacting ACI’s Investor Relations Department at 646-348-6706.
CONTACTS
Media Contacts:
Joele Frank / James Golden / Scott Bisang
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Investor Contacts:
Tamar Gerber
Vice President, Investor Relations & Financial Communications
(646) 348- 6706